UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.)

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

MEETME, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

To The Stockholders of MeetMe, Inc.:

We are pleased to invite you to attend the 2013 Annual Meeting of the Stockholders of MeetMe, Inc., which will be held at 10:00 a.m. on December 20, 2013 at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect eight members to our Board of Directors;

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement;

3.	To approve, on an advisory basis, an ANNUAL advisory vote on the compensation of our named executive officers;

4.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013; and

5.	To transact such other business that may properly come before the meeting.

MeetMe, Inc.’s Board of Directors has fixed the close of business on November 14, 2013 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on December 20, 2013: This Proxy Statement and Form 10-K are available at: https://www.proxyvote.com/

If You Plan to Attend

Registration and seating will begin at 9:30 a.m. Shares of common stock and preferred stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ JOHN ABBOTT
John Abbott
Chairman of the Board

Dated: November 22, 2013

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save MeetMe, Inc. the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

TABLE OF CONTENTS

VOTING	1

PROPOSAL 1. ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	8

PRINCIPAL STOCKHOLDERS	14

EXECUTIVE OFFICERS	16

EXECUTIVE COMPENSATION	17

RELATED PERSON TRANSACTIONS	35

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION	36

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES	37

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013	38

OTHER MATTERS	40

MeetMe, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

2013 ANNUAL MEETING OF THE STOCKHOLDERS

PROXY STATEMENT

VOTING

 Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of MeetMe, Inc., a Delaware corporation, (referred to in this proxy statement as MeetMe, we, our, us or the Company) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2013 Annual Meeting of Stockholders to be held at 10:00 a.m. on December 20, 2013 at 1701 Market Street, Philadelphia, Pennsylvania 19103. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about November 22, 2013. A copy of our Form 10-K for the year ended December 31, 2012 has been mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

MeetMe’s Board has fixed the close of business on November 14, 2013 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 38,477,359 shares of common stock outstanding and 1,000,000 shares of Series A-1 Preferred Stock outstanding, which we refer to as “Series A-1”, outstanding, both of which are classes of voting stock. Each share of MeetMe’s common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.  The Series A-1 are entitled to 1,479,948 votes and vote together with the common stock.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Action Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by MeetMe.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to MeetMe, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of each class or series of voting stock then entitled to vote, as of the record date, are represented in person or by proxy. Shares owned by MeetMe are not considered outstanding or considered to be present at the Annual Meeting. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

All actions taken by the holders of a majority of the votes cast on a proposal, excluding abstentions, shall be the act of the stockholders, and when approval of a class or series is required the affirmative vote of the majority of the votes cast on a proposal, excluding abstentions, by the holders of shares of such class or series shall be the act of such class or series.

What is a broker non-vote?

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you.  Brokers usually offer the ability for stockholders to submit voting instructions by mail by completing a vote instruction form, by telephone or over the Internet.  If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”  Brokers will not have discretionary authority to vote on Proposal 1 (election of directors), Proposal 2 (advisory vote on compensation of Named Executive Officers) and Proposal 3 (advisory vote on frequency of future say-on-pay votes).

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 1 is routine and Proposals 2, 3 and 4 are non-routine.

How are abstentions treated?

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals. If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the meeting, but will not be voted at the Annual Meeting.  Abstentions only have an effect on the outcome of any matter being voted on that requires a certain level of approval based on our total voting stock outstanding. Thus, abstentions do not have any effect on any of the proposals.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

Proposal	Vote Required	Broker Discretionary Vote Allowed
(1) Election of Directors	The affirmative vote of the shares voting in favor of the candidate must exceed the number of shares voting in opposition of the candidate.	No
(2) Say-on-pay	The affirmative vote of the holders of a majority of the votes cast.	No
(3) Say-on-frequency	The affirmative vote of the holders of a majority of the votes cast.	No
(4) Appointment of the Independent Registered Public Accounting Firm	The affirmative vote of the shares voting in favor of the proposal must exceed the number of shares voting in opposition of the proposal.	Yes

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to the other proposals, you may vote in favor of the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of MeetMe, Inc., by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: MeetMe, Inc., 100 Union Square Drive, New Hope, Pennsylvania 18938, Attention: Corporate Secretary, or by facsimile to (215) 933-6882.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by MeetMe. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Geoffrey Cook and David Clark, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold MeetMe stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; or by telephone: (801) 274-1088; or by facsimile: (801) 274-1099).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above.  Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to MeetMe stockholders with any of the proposals described above to be brought before the Annual Meeting.

Can a Stockholder Present a Proposal To Be Considered At the 2014 Annual Meeting?

If you wish to submit a proposal to be considered at the 2014 Annual Meeting, the following is required:

 ●           For a stockholder proposal to be considered for inclusion in MeetMe’s Proxy Statement for the 2014 Annual Meeting, our Corporate Secretary must receive the written proposal no later than July 25, 2014, which is 120 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2013 Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored materials.

●             For a stockholder proposal that is not intended to be included in MeetMe’s Proxy Statement under Rule 14a-8, our Corporate Secretary must receive the written proposal no earlier than June 25, 2013, which is 150 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2013 Annual Meeting and no later than July 25, 2014, which is 120 calendar days prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2013 Annual Meeting.  Your notice must contain the specific information set forth in our Bylaws.

●             Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and are entitled to vote at the 2014 Annual Meeting.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938.

The Board Recommends that Stockholders Vote “For” Proposals No. 1, 2, 3 and 4.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board of Directors proposes the election of the following nominees as directors:

●	John Abbott
●	Alonso Ancira
●	Lars Batista
●	Jean Clifton
●	Geoffrey Cook
●	Ernesto Cruz
●	Malcolm Jozoff
●	Spencer Rhodes

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.  Under the terms of the Securities Purchase Agreement dated October 17, 2006, by and between Mexicans & Americans Trading Together, Inc. (“MATT”) and Quepasa Corporation (predecessor-in-interest to the Company), MATT is entitled to appoint one director to the Board if it beneficially owns at least five percent (5%) of the Company’s outstanding stock (such designee the “MATT Designee”). MATT currently owns at least five percent (5%) of the Company’s common stock and has appointed Mr. Ancira as the MATT Designee. On November 10, 2011, Quepasa merged with Insider Guides, Inc., d/b/a myYearbook.com.  Under the terms of the Merger Agreement and Mr. Cook’s employment agreement, Quepasa agreed to nominate Mr. Cook and two other designees to serve as directors for three years.  Mr. Cook’s designees are Mr. Rhodes and Ms. Clifton.

The eight persons who receive the most votes cast will be elected and will serve as directors until the next Annual Meeting of Stockholders.  If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.  Furthermore, we may appoint an additional person to our Board before the Annual Meeting. The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board recommends a vote “For” the election of the nominated slate of directors.

Who are our current directors?

The following table represents our current Board:

Name	Age	Position
John Abbott	43	Chairman of the Board
Alonso Ancira	61	Director
Lars Batista	41	Director
Jean Clifton	51	Director
Geoffrey Cook	35	Director
Ernesto Cruz	56	Director
Malcolm Jozoff	73	Director
Spencer Rhodes	35	Director

Board of Director Nominees

John Abbott has been the non-Executive Chairman of the Board since March 11, 2013. Previously and since October 2007, John had been a director and Chief Executive Officer of the Company. Since February 25, 2009, John has served as Chairman of the Board of the Company. During John’s tenure, the Company relaunched Quepasa as a social network before merging with myYearbook in late 2011. Prior to joining the Company, John served as financial advisor to Altos Hornos de Mexico, S.A. de C.V., which we refer to as “AHMSA.” Mr. Abbott was selected to serve on our Board because of his extensive experience in strategic advisory and entrepreneurship. In addition, Mr. Abbott, as our former Chief Executive Officer, possesses a detailed understanding of the characteristics of our business model.

Alonso Ancira has been a director since November 2006. He has served as Chairman of the Board of AHMSA, one of Mexico’s most prestigious industrial consortiums since April 2004. He is also Chairman of the Board of Mexicans & Americans Trading Together, Inc., which we refer to as “MATT, Inc.,” a wholly-owned subsidiary of AHMSA and beneficial owner of 10.6% of the voting stock of the Company.  From 1991 until April 2004, Mr. Ancira was Vice-Chairman and Chief Executive Officer of AHMSA. He is currently President of Mexico’s Chamber of Iron and Steel, a position he held from 1993 to 1995, and again from 2003 to 2004. Mr. Ancira was selected by MATT to serve on the Board due to his leadership in the Mexican business community, innovative thinking and strong support of our business model.

Lars Batista has been a director since February 8, 2011.  Mr. Batista joined our Board in February 2011 just before we acquired our Brazilian social games subsidiary, Quepasa Games.   Since January 2009, Mr. Batista has been the Director of Information and Technology for EBX Holdings, which is a holding company which includes a group of subsidiaries in the fields of mining and metal, energy, oil and natural gas exploration, and coal mining.  From June 2008 until December 2008, Mr. Batista was the Vice President of Business Development of TechFront Desenvolvimento de Software S/S Ltda, a Brazilian company.  From October 2005 until June 2008, Mr. Batista was the V.P. of Production at eGames, Inc., a game publishing company.  Mr. Batista was selected as a director because of his expertise in the publishing, management, design, production and licensing of video game titles and his involvement and vast network of business contacts in the Brazilian business community.

Jean Clifton has been a director since June 3, 2013. Ms. Clifton is the Chief Financial Officer of Dial Global, Inc., a position she has held since June 25, 2012. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company (“JRC”) and its predecessor companies, in various capacities in the U.S. and Europe, including President and Chief Operating Officer (2005-06) and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005. After leaving JRC, Ms. Clifton founded Platinum Strategic Partners, a financial and operations consulting firm. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers' Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank). Ms. Clifton was designated by Mr. Cook to serve as a director because of her financial experience.

Geoffrey Cook has been a director and Chief Executive Officer since March 11, 2013. Mr. Cook served as Chief Operating Officer from November 10, 2011 through March 11, 2013. Mr. Cook was appointed in connection with the merger of Quepasa and Insider Guides, Inc., which we refer to as “myYearbook.” Mr. Cook co-founded myYearbook where he served as Chief Executive Officer from 2005 until the merger in 2011. During his tenure at myYearbook, Mr. Cook grew myYearbook to profitability and $30+ million revenue with 100 employees. Mr. Cook previously founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold them to The Thomson Corporation in 2002.  Mr. Cook was designated by myYearbook to serve as a MeetMe director because of his experience as the co-founder and Chief Executive Officer of myYearbook.

Ernesto Cruz has been a director since November 13, 2007. Since October 2007, Mr. Cruz has served as the managing partner of Advanzer de Mexico S.A. de C.V. a consulting and audit firm. From March 2002 until October 2007, he was the Managing Partner for the Monterrey and Northeast Mexican offices of Deloitte & Touche, a big four international accounting firm. Mr. Cruz served as the Managing Partner for the Monterrey and Northeast Mexican offices of Arthur Anderson from April 1997 through March 2002. Mr. Cruz is a Certified Public Accountant in Mexico. Mr. Cruz was selected to serve on our Board for because of his extensive knowledge in accounting and auditing and his service on the board of directors of large companies in Mexico.

Malcolm Jozoff has been a director since January 2007. Since 2004, Mr. Jozoff has been serving as a corporate advisor to Otsuka Pharmaceutical Co., Ltd., a pharmaceutical and consumer health products company based in Tokyo, Japan. From July 1996 to August 2000, Mr. Jozoff was Chairman of the Board of Directors and President and Chief Executive Officer of The Dial Corporation, which markets Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Mr. Jozoff was selected to serve on the Board because of his past experience as Chief Executive Officer of a major New York Stock Exchange listed company.

Spencer Rhodes has been a director since April 24, 2013. Mr. Rhodes is Director, Office of the Chief Investment Officer, of Allianz Global Investors, an investment management firm. He assumed that position in July of 2013. Prior to that, Mr. Rhodes was the Chief Operating Officer and Head of Business Development for Tradewinds Investment Management LP, also an investment management firm. Mr. Rhodes has been affiliated with Tradewinds Investment Management LP since January 2008. Previously Mr. Rhodes was a Vice President with BlackRock Investment Management from 2004 to 2008. Prior to his career in finance, Mr. Rhodes served as President of CyberEdit.com, which was acquired by The Thomson Corporation. From 2006 to 2011, Mr. Rhodes was an angel investor and board observer for MyYearbook.com, one of the Company’s predecessor companies. Mr. Rhodes was designated by Mr. Cook to serve as a director because of his investment experience and his experience with emerging companies.

There are no family relationships between any of our directors and/or executive officers.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of MeetMe and its stockholders. The Board’s responsibilities include establishing broad corporate policies, monitoring risk, and reviewing the overall performance of MeetMe.

Board Committees and Charters

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Executive Committee, the Audit Committee and the Compensation and Nominating Committee.  We refer to the Nominating and Corporate Governance Committee as the “Governance Committee.”   The Audit Committee, the Compensation Committee and the Governance Committee each have a written charter approved by the Board.  We post each charter on our website at www.meetmecorp.com/investors/governance. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Executive	Audit	Compensation	Governance

John Abbott		Chairman
Alonso Ancira	☑				Chairman
Lars Batista
Jean Clifton	☑		☑
Geoffrey Cook		☑
Ernesto Cruz	☑		Chairman	☑	☑
Malcolm Jozoff	☑	☑		Chairman
Spencer Rhodes	☑	☑	☑	☑

The Board held five meetings in 2012 and all of the directors attended over 75% of the combined number of Board and committee meetings.  MeetMe does not have a policy with regard to directors’ attendance at annual meetings.  One director attended the 2012 Annual Meeting. In 2012, the Executive Committee did not hold any meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee did not hold any meetings.

Independence

As required by the NYSE MKT (the “NYSE”) rules, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  The Board has determined Ms. Clifton and Messrs. Ancira, Cruz, Jozoff and Rhodes are independent directors in accordance with the listing rules of the NYSE. The Board has determined that each of the members of the Audit Committee, Ms. Clifton and Messrs. Cruz and Jozoff, are independent in accordance with the independence standards for audit committees under the NYSE listing rules.  Mr. Batista is not considered independent under the NYSE rules because his brother received a finders’ fee when Quepasa acquired Quepasa Games in March 2011.   See page 34 for a description of this transaction.

Executive Committee

With the exception of amending the Certificate of Incorporation, recommending matters to stockholders (other than electing or removing directors) and adopting, amending or repealing bylaws, the Executive Committee has all of the powers of the Board.  We use the Executive Committee for less important matters which require Board approval.  We hold regular quarterly in person Board meetings and expect to continue that practice.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee.

The Board has determined that Ms. Clifton and Messrs. Cruz and Jozoff are each qualified as an “audit committee financial expert,” as that term is defined by the applicable rules of the Securities and Exchange Commission, which we refer to as the “SEC,” the NYSE and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board. All of the Audit Committee members are independent in accordance with the NYSE rules.

Compensation Committee

The Compensation Committee is responsible for assisting the Board in discharging its duties with respect to the compensation of MeetMe’s directors and executive officers. The Compensation Committee reviews the performance of our directors and executive officers in achieving corporate goals and objectives and seeks to ensure that the directors and officers are compensated appropriately in a manner consistent with our business strategies, competitive practices and the requirements of applicable regulatory authorities. The Compensation Committee determines salaries, bonuses and other matters relating to compensation of the executive officers of MeetMe. The Compensation Committee also approves the compensation of our non-employee directors and reports it to the full Board. The Chief Executive Officer, with the exception of a meeting determining his compensation, may be present at meetings during which compensation is under review and consideration but may not vote.  All of the Compensation Committee members are independent in accordance with the NYSE rules.

Nominating and Corporate Governance Committee

The responsibilities of the Governance Committee include the identification of individuals qualified to become Board members, the selection or recommendation to the Board of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establish procedures for the nomination process including procedures and the oversight of the evaluations of the Board and management.  The Governance Committee has not established a policy with regard to the consideration of any candidates recommended by stockholders since no stockholders have made any recommendations.  If we receive any stockholder recommended nominations, the Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith. All of the Governance Committee members are independent.

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as a director of MeetMe:

(i)	the appropriate size of our Board and its committees;
(ii)	the perceived needs of our Board for particular skills, background and business experience;
(iii)

diversity, including social media and Internet experience, Hispanic background, public company experience, finance background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and
(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our Corporate Secretary at 100 Union Square Drive, New Hope, Pennsylvania 18938. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee.

The Governance Committee periodically reviews and monitors MeetMe’s corporate governance guidelines to assure that they reflect best practices and are appropriate for MeetMe and to assist the Board in achieving such best practice.  Additionally, the Governance Committee periodically reviews and monitors, with the assistance of management and outside counsel, applicable regulatory requirements relevant to MeetMe’s corporate governance guidelines to assure compliance therewith.

Board Policy Regarding Voting for Directors

MeetMe has implemented a vote standard in the election of directors whereby the affirmative vote of the shares voting in favor of the candidate must exceed the number of shares voting in opposition of the candidate. In addition, MeetMe’s Bylaws require that following election or re-election, each director is required to promptly tender a resignation, which shall be effective upon the director failing to receive the required vote for re-election at the next meeting at which such directors are up for re-election.

Board Diversity

While we do not have a formal policy on diversity, the Governance Committee considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Governance Committee seeks to attract individuals with social media and Internet experience. Additionally, we seek individuals with experience on public company boards, finance, marketing expertise and international background.

Board Structure

MeetMe has chosen not to combine the Chief Executive Officer and Board Chairman positions. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect MeetMe. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend all or portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

Presently, the primary risks affecting MeetMe are our ability to attract and retain users, and to monetize those users. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees is structured to avoid incentives for excessive risk taking by our employees or taking risks that are reasonably likely to have a material adverse effect on MeetMe. Our compensation has the following risk-limiting characteristics:

●

Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●

A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

●

Equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” requires that our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of MeetMe. These reporting persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, our review of the reports that have been filed and on the representations of the reporting persons we believe that all filing requirements applicable to these persons were complied with during fiscal year 2012.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at MeetMe, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938, or by visiting MeetMe’s website at www.meetmecorp.com/investors/governance/. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees.  To see a copy of the Code of Conduct and Ethics, please go to MeetMe’s website at www.meetmecorp.com/investors/governance/.

Director Compensation

In 2012, non-employee directors were compensated with cash and stock options for service as a director, committee chairperson or committee member. The following table provides information regarding director compensation in 2012. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings.

 2012 Director Compensation

	Annual	Option
Name	Retainer Fee	Awards	Total
(a)	($)(b)	($)(d) (1)	($)(h)
Alonso Ancira (2)	14,000	37,185	51,185
Lars Batista (2)	15,000	37,185	52,185
Steven Besbeck (3)	3,083	22,755	25,838
Ernesto Cruz (2)	18,500	37,185	55,685
Terry Herndon (2)	13,000	37,185	50,185
Malcolm Jozoff (2)	20,500	37,185	57,685
Richard Lewis (2)	18,000	37,185	55,185

(1)

The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)

On June 1, 2012, each non-employee director received a stock option to purchase 18,500 shares of our common stock, exercisable at $2.93 per share for their service as directors. These options vest monthly over one year, through May 31, 2013. The non-employee directors received an annual retainer fee (pro rated) of $12,500, an additional committee chairman retainer fee of $3,000, $2,500, and $1,000, respectively for the Audit, Compensation and Nominating and Governance Committees; and additional committee membership retainer fees of $3,000, $2,500, or $500, respectively for the Audit, Compensation and Nominating and Governance Committees.

(3)

Appointed to the Board of Directors and as chairman of the Audit Committee on August 29, 2012, and received 13,875 stock options, prorated for service period as a director, exercisable at $2.40 per share; the options vested monthly through May 31, 2013. Mr. Besbeck also received pro-rated retainer, committee chairman retainer and committee membership retainer fees.

On April 10, 2012, the Compensation Committee approved non-employee director compensation for 2012 and later years, which consists of the following elements:

•  annual cash retainer of $25,000;

•  committee chairpersons — additional retainer fees of $6,000 for the Audit Committee chairperson, $5,000 for the Compensation Committee chairperson and $2,000 for the Governance Committee chairperson;

•  committee membership — additional retainer fees of $6,000 for the Audit Committee, $5,000 for the Compensation Committee and $1,000 for the Governance Committee;

•  additional meeting fees — additional meeting fees of $1,000 for in-person or telephonic attendance of board or committee meetings in excess of eight meetings (combined total) per year;

• annual equity compensation of 18,500 stock options vesting monthly over one year, which will be granted following the Company’s 2012 Annual Meeting of Stockholders; and

•  if a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director will be pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the pro-rated portion of the equity compensation payable to that director will vest over the remaining portion of the term in which the director is appointed to the Board.

We do not provide our non-employee directors with in initial inducement awards when they first join the board, other than the regular annual equity award granted to our existing directors.

 PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of MeetMe’s voting stock beneficially owned as of the record date (i) those persons known by MeetMe to be owners of more than 5% of MeetMe’s voting stock, (ii) each director , (iii) each nominee for director (iv) each of the executive officers, and (v) all executive officers and directors as a group:

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)

Common Stock	John Abbott (2)	3,000,642	7.0%
Common Stock	William Alena (3)	231,667	*
Common Stock	Alonso Ancira (4)	4,272,752	10.3%
Common Stock	Lars Batista (5)	180,308	*
Common Stock	Frederic Beckley (6)	110,278	*
Common Stock	Jean Clifton (7)	10,792	*
Common Stock	Geoffrey Cook (8)	2,231,458	5.7%
Common Stock	Ernesto Cruz (9)	120,026	*
Common Stock	Richard Friedman (10)	-	*
Common Stock	David Clark (11)	-	*
Common Stock	Malcolm Jozoff (12)	120,658	*
Common Stock	Richard Lewis (13)	4,012,003	10.0%
Common Stock	Michael Matte (14)	2,279,524	5.4%
Common Stock	Spencer Rhodes (15)	126,854	*

Common Stock	All directors and executive officers as a group (12 persons) (16)	10,384,533	26.9%

Common Stock	Mexicans & Americans Trading Together, Inc. (17)	4,151,460	9.9%
Common Stock	U.S. Venture Partners IX, L.P. (18)	4,012,003	10.0%
Common Stock	Sophrosyne Capital LLC (19)	3,468,108	8.7%

*	Less than 1%

(1)           Applicable percentages are based on 38,477,359 shares of common stock outstanding as of the record date and 1,479,948 shares of common stock underlying outstanding Series A-1 (which votes on an as-converted basis), adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, MeetMe believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.  This table includes options that have vested, or are vesting and exercisable within 60 days of the record date.

(2)           Mr. Abbott is a director and was an executive officer until March 11, 2013.  Includes 2,975,642 shares issuable upon the exercise of vested stock options.

(3)           Mr. Alena is an executive officer. Includes 106,677 shares issuable upon the exercise of vested stock options.

(4)           Mr. Ancira is a director. Mr. Ancira is also the Chairman of the Board of Directors of AHMSA and MATT Inc.  MATT, Inc. is a wholly-owned subsidiary of AHMSA. Grupo Acerero del Norte, S.A. de C.V., which we refer to as “GAN,” is the majority stockholder of AHMSA.  Mr. Ancira is a stockholder of GAN. By virtue of his role as Chairman of the Boards of Directors of MATT, Inc. and AHMSA and his equity interest in GAN, Mr. Ancira may be deemed to beneficially own: (i) 1,335,480 shares owned by MATT, Inc., (ii) 1,336,031 shares issuable upon the exercise of warrants held by MATT, Inc. and (iii) 1,479,948 shares underlying Series A-1 held by MATT, Inc.  Includes 16,750 shares of common stock and 104,542 shares of common stock issuable upon the exercise of vested stock options granted to and owned directly by Mr. Ancira.  Does not include shares of common stock held by a not-for-profit-corporation. Mr. Ancira is Chairman of the Board of this non-for-profit corporation but has no power to vote these shares.

(5)           Mr. Batista is a director.  Includes 47,792 shares issuable upon the exercise of vested stock options.

(6)           Mr. Beckley is an executive officer. Includes 110,278 shares issuable upon the exercise of vested stock options.

(7)           Ms. Clifton is a director. Includes 10,792 shares issuable upon the exercise of vested stock options.

(8)           Mr. Cook is a director and executive officer.   Includes 300,000 shares issuable upon the exercise of vested stock options. Does not include 1,062,059 shares held by a trust for the benefit of Mr. Cook’s children of which his sister is the trustee. Mr. Cook disclaims beneficial ownership in the shares held by the trust, except as to his pecuniary interest therein.

(9)           Mr. Cruz is a director.  Includes 108,159 shares issuable upon the exercise of vested stock options.

(10)         Mr. Friedman is an executive officer.

(11)         Mr. Clark is an executive officer.

(12)         Mr. Jozoff is a director.  Includes 6,666 shares held in the Malcolm Jozoff Trust with Mr. Jozoff as Trustee.  Includes 113,992 shares issuable upon the exercise of vested stock options.

(13)         Mr. Lewis was a director until April 24, 2013.  Mr. Lewis is a non-voting member of Presidio Management Group IX, L.L.C., which we refer to as “PMG IX.”  PMG IX is the general partner of U.S. Venture Partners IX, L.P., which we refer to as “USVP IX”, a venture capital fund managed by U.S. Venture Partners.  See Note 18 below.  Mr. Lewis disclaims beneficial ownership in the shares held by USVP IX, except as to his pecuniary interest therein arising from his non-voting interest in PMG IX.

(14)         Mr. Matte was an executive officer until March 31, 2013.  Includes 2,279,524 shares issuable upon the exercise of vested stock options.

(15)         Mr. Rhodes is a director. Includes 10,792 shares issuable upon the exercise of vested stock options.

(16)         Includes all executive officers and directors of MeetMe, Inc.

(17)         Represents: (i) 1,335,480 shares of common stock, (ii) 1,479,948 shares of common stock underlying Series A-1 and (iii) 1,336,031 shares issuable upon exercise of warrants at $2.75 per share.  See Note 4 above.  The address is: c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY  10019, Attention: Maurice M. Lefkort, Esq.

(18)         Represents shares of common stock held by USVP IX.  PMG IX is the general partner of USVP IX. The managing members of PMG IX may be deemed to share voting and dispositive control over the shares and each disclaims beneficial ownership of such shares, except to their respective pecuniary interest therein. The managing members of PMG IX are Irwin Federman, Winston S. Fu, Steven M. Krausz, David Liddle, Paul Matteucci, Jonathan D. Root, Christopher Rust, Casey Tansey, and Philip M. Young.  The address is 2735 Sand Hill Road, Menlo Park, CA  94025.

(19)         Represents shares held by Sophrosyne Capital, LLC. The address is: 156 E. 36th Street at 2 Sniffen Court, New York, NY 10016.

EXECUTIVE OFFICERS

Name	Age	Position(s)
Geoffrey Cook	35	Chief Executive Officer
David Clark	49	Chief Financial Officer
William Alena	41	Chief Revenue Officer
Frederic Beckley	49	General Counsel and Executive Vice President, Business Affairs
Richard Friedman	42	Chief Technology Officer

Geoffrey Cook For a summary of Mr. Cook’s background, see page 6 of this Proxy Statement.

David Clark has served as Chief Financial Officer since April 2, 2013. Mr. Clark has served as Executive Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc. since July 2008, and prior to that was Senior Vice President, Chief Financial Officer and Treasurer of Nutrisystem, Inc. since November 2007. Mr. Clark also served as Secretary of Nutrisystem, Inc. from November 2007 through July 2010. From November 2006 through October 2007, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings from its founding in 1997 through February 2006, and held the additional position of Executive Vice President from 2000 through February 2006, and Senior Vice President from 1997 through 2000. During this time, he also served as Chief Financial Officer of Triton Cellular Partners, L.P., an entity related to SunCom Wireless Holdings, from 1997 through April 2000. Prior to that, Mr. Clark served from 1996 through 1997 as a Managing Director at Furman Selz L.L.C., and from 1986 through 1996 in various positions at Citibank N.A., including Vice President in Media and Communications and High Yield Finance.

William Alena has served as our Chief Revenue Officer since November 10, 2011.  Mr. Alena was appointed in connection with the myYearbook merger.  From April 2007 until the myYearbook merger, Mr. Alena served as the Chief Revenue Officer of myYearbook.  From March 2002 to March 2007, Mr. Alena served as the Director of Internet Advertising at Scholastic Inc. (NASDAQ: SCHL), a global children’s publishing, education and media company.

Frederic Beckley has served as our General Counsel and Executive Vice President, Business Affairs since November 28, 2011.  From September 2000 to December 2010, Mr. Beckley worked at TruePosition, Inc., where his last position was Executive Vice President, Business Development and General Counsel.  From August 1995 to September 2000, Mr. Beckley held a number of positions at Verizon Corporation, including Senior Counsel, Business Development at Verizon Wireless.  Mr. Beckley began his professional career in private practice, at Dechert, Price & Roads from June 1990 to January 1993, and Pepper, Hamilton & Scheetz, from February 1993 to July 1995.

Richard Friedman has served as our Chief Technology Officer since September 3, 2013. Mr. Friedman was VP Software Engineering for the Company from January 2009 through March 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and our other executive officers who served as an executive officer during the year, to whom we refer collectively as our “Named Executive Officers.” Our Named Executive Officers for 2012 were John Abbott, Michael Matte, Geoffrey Cook, William Alena and Frederic Beckley.

Executive Summary

The principal objective of our executive compensation program is to attract, retain and motivate individuals who possess superior knowledge, experience and skills that we believe are important to the advancement of our business. Specifically, our executive compensation programs are designed to attract and retain individuals with exceptional ability and managerial experience and align our Named Executive Officers' incentives with our corporate strategies, business objectives and the long-term interests of our stockholders.

The components of our compensation program include base salary, annual performance-based bonuses, long-term equity compensation and severance and change in control benefits. We utilize base salary and annual performance bonuses to incentivize company and individual performance in relation to competitive market conditions. Equity awards are primarily used to promote long-term stockholder value and employee retention through the use of multi-year vesting schedules that provide an incentive to the executive to remain in the employ of the Company through the end of the vesting period in order to share in any increase in the value of our Company over time. The severance and change in control benefits are used to help ensure we retain our executive talent. We believe that our executive compensation practices provide the appropriate mix of short and long-term incentives, minimize risk-taking among our executives and promote achievement of strategic objectives.

Determination of Compensation Elements

In early 2012, our Compensation Committee commissioned Frederick W. Cook &Co., Inc. (“F. W. Cook”) a compensation consulting firm, to conduct an independent review of our executive compensation program. As a result of the myYearbook merger in 2011, a number of our executive officers were new to the Company and the Compensation Committee determined that it would be beneficial for the executive compensation program to have an objective report on the compensation practices for the recently combined company. The purpose of the review was to provide a competitive reference on pay levels, performance alignment and stockholder considerations. F.W. Cook utilized the peer group designated in 2011, which is set forth below, to provide an executive compensation review of our overall executive compensation against that provided by our peer group. Certain of the companies were determined to be appropriate members of our competitor group based on the number of employees and the fact that they are competitor companies, while certain other companies were determined to be appropriate members of our competitor group based on their market capitalization or total stockholder return. In general, all of the companies in our peer group represent companies with which we compete for our executive talent. We may replace some of the companies in our peer group with others from time to time as market positions change, suggesting more representative peer companies. The comparator companies consist of the following:

● A.H. Belo	● interclick	● Majesco Entertainment
● Constant Contact	● Keynote Systems	● Openwave Systems
● Convio	● Limelight Networks	● Outdoor Channel
● Evolving Systems	● LIN TV	● Web.com
● Glu Mobile	● Local.com	● Zix

As recommended in the F.W. Cook report, we are working to establish a pay strategy to target aggregate executive officer total direct compensation around the peer group median level, with cash down-weighted to the 25th – 50th percentile range and equity compensation up-weighted toward the 50th – 75th percentile range. In 2012, we generally targeted base salaries for executive officers at the 25th percentile of executive officer base salaries among our peer group companies and established bonus targets for certain of our executive officers closer to the median of bonus targets for executive officers of companies in our peer group so that target cash compensation is aligned with the 25th percentile when salary and target bonuses are combined. In 2012, we made more modest equity grants to certain of our executive officers due to the large equity grants made in 2011 in connection with the myYearbook merger. Beginning with 2013, we expect to establish a normalized equity compensation practice, which, when combined with total cash compensation, will help get us to a target aggregate officer total direct compensation around the peer group median.

When determining our executive compensation policies in 2012, our Compensation Committee considered recommendations from our (then) Chief Operating Officer, Mr. Cook, regarding the compensation for Named Executive Officers other than himself. Our Compensation Committee has the authority regarding the overall compensation structure for our Named Executive Officers. As our Chief Executive Officer, Mr. Cook will continue to recommend compensation for our Named Executive Officers other than himself. Mr. Cook does not participate in determining his own compensation.

Base Salaries

Our Compensation Committee generally establishes base salaries for our Named Executive Officers based on the scope of their responsibilities and the amount and type of work experience prior to joining us, taking into account competitive market compensation paid by other companies to individuals in similar positions. In May 2012, the Compensation Committee approved an amount of cash to provide base salary increases to employees of the Company other than Messrs. Abbott, Matte and Cook, which totaled 7% of the Company’s aggregate base salary payroll cost. Effective May 1, 2012, the Compensation Committee approved a salary increase of approximately 15% for Mr. Beckley. Other than our Chief Executive Officer, our Named Executive Officers have base salaries that are generally consistent with the 25th percentile, based on our comparator group. Our Company has been managed by a team approach and, in 2012, the Compensation Committee determined that it was more equitable to compensate our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer at the same rate of base salary to encourage collaboration. Having recently begun receiving base salaries at the rate in effect on January 1, 2012, the Compensation Committee determined that no increase for such Named Executive Officers would occur during 2012.

Name	Base Salary effective January 1, 2012	Base Salary after Increase effective May 1, 2012
John Abbott	$250,000	$250,000
Michael Matte	$250,000	$250,000
Geoffrey Cook	$250,000	$250,000
William Alena	$208,000	$208,000
Frederic Beckley	$235,000	$249,688

Performance-Based Bonuses

The Company has not historically had a formal bonus program, other than certain target bonuses that were percentages of base salary set forth in certain employment agreements of our Named Executive Officers. On August 15, 2012, the Board adopted the 2012 Management Bonus Plan (the “Bonus Plan”). The Bonus Plan was established to promote the interests of the Company by creating an incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company.

The individual bonus awards payable to the participants in the Bonus Plan for a plan year shall be based on criteria determined by the Compensation Committee. It is anticipated that the criteria shall include (i) the Company’s achievement of specified Revenue goals determined by the Compensation Committee in its sole discretion, (ii) the Company’s achievement of specified Adjusted EBITDA goals determined by the Compensation Committee in its sole discretion, (iii) the Company’s achievement of budgetary targets determined by the Compensation Committee in its sole discretion, and (iv) the achievement of specified individual pre-established goals for each participant. The Compensation Committee shall determine the amounts and relative weighting of the goals in its sole discretion.

In September 2012, the Compensation Committee approved performance-based annual bonuses with a target amount of $200,000 for each of Messrs. Abbott, Matte and Cook. A portion of the bonuses was based on the Company’s achievement of a certain Revenue target in 2012, a portion was based on achievement of a certain Adjusted EBITDA target in 2012 and a portion was subject to the Compensation Committee sole discretion. In choosing the performance criteria for the 2012 bonuses, the Compensation Committee determined that Adjusted EBITDA and Revenue were the best indicators of the Company’s success in 2012.

For Mr. Abbott, 35% of the bonus was based on achievement of the Revenue target, 50% was based on achievement of the Adjusted EBITDA target and 15% was subject to the Compensation Committee sole discretion. For Mr. Matte, 25% of the bonus was based on achievement of the Revenue target, 60% was based on achievement of the Adjusted EBITDA target and 15% was subject to the Compensation Committee sole discretion. For Mr. Cook, 45% of the bonus was based on achievement of the Revenue target, 40% was based on achievement of the Adjusted EBITDA target and 15% was subject to the Compensation Committee sole discretion. Upon partial achievement of the applicable Revenue and Adjusted EBITDA goals, the bonus amounts would be prorated in accordance with the formulas determined by the Compensation Committee.

“Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by the Company for products sold or services provided during a specified plan year, and will exclude revenue from companies acquired during the plan year. “Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger related expenses, stock based compensation expenses and any other expenses associated with the relocation of the Company’s headquarters or the cost associated shutting down any segment operations. In determining whether the Company has achieved an Adjusted EBITDA target, certain bonus accruals under the Bonus Plan are included, and certain costs, as well as revenue and Adjusted EBITDA from acquired entities, and, all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, are excluded.

For 2012 performance, Messrs Abbott, Matte and Cook received bonus amounts under the Bonus Plan equal to $186,043, $198,338 and $173,748, respectively. 2012 Revenue resulted in 73% of the applicable weighted portion of each executive’s bonus being paid and the 2012 Adjusted EBITDA resulted in approximately 135% of the applicable weighted portion of each executive’s bonus being paid. Messrs Abbott, Matte and Cook also received discretionary bonuses outside of the Bonus Plan for services performed in 2012 equal to $29,957, $1,662 and $29,252, respectively. Mr. Beckley also received a discretionary bonus of $74,906 for services performed in 2012.

Mr. Alena participated in a commission plan in 2012. He was entitled to receive 0.85% of the advertising revenue generated from myYearbook, Offsite, Mobile and Social Theater, with monthly commission payments not to exceed $30,000 in any calendar month, provided that he remain employed with the Company through the commission accrual date and only with respect to advertising revenue that ran prior to termination of employment. For 2012, Mr. Alena earned $311,809 under his 2012 commission plan.

Equity Compensation

Our stockholders approved the MeetMe, Inc. 2012 Omnibus Incentive Plan in June 2012, which permits the Compensation Committee to award various types of equity based awards. Equity incentives form an integral part of the compensation paid to our Named Executive Officers. In 2012, we granted time-based stock options to certain of our Named Executive Officers. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We generally grant stock options to our executive officers in May of each year.

In 2012, no equity grants were made to Messrs. Abbott, Matte or Cook. In May 2012, our remaining Named Executive Officers received annual stock option grants. Mr. Alena and Beckley each received a stock option grant to purchase 60,000 shares of our common stock. These stock option grants vest as to one-third of the shares subject to the stock options on the first three anniversaries of the date of grant, subject to the Named Executive Officers continued employment through the vesting date and are subject the terms and conditions of the Company’s standard stock option grant agreement and the Company’s Amended and Restated 2006 Stock Incentive Plan.

In addition, in connection with the commencement of his employment, on January 1, 2012 Mr. Beckley received a stock option to purchase 130,000 shares of our common stock. The option vests as to one-third of the shares subject to the option on November 28, 2012, and the balance vests over a two-year period in equal monthly increments with the first vesting date being December 28, 2012. The option is subject the terms and conditions of the Company’s standard stock option grant agreement and the Company’s Amended and Restated 2006 Stock Incentive Plan.

On November 20, 2013, the Board approved the extension of the exercise life of all options for directors holding such position as of such date and employees employed by the Company as of such date to the greater of (i) said option's grant agreement terms, or (ii) one year from termination of employment or Board membership, as the case may be, for any reason other than death or disability.

The stock options granted to our Named Executive Officers in 2012 vest and become fully exercisable upon a change of control of the Company.

Perquisites

We do not have programs for providing personal benefit perquisites to Named Executive Officers.

Broad-Based Programs

Our Named Executive Officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company. There is no matching contribution provided by the Company during the year.

Compensation Adviser Independence

In connection with the compensation review conducted by F. W. Cook, the Compensation Committee worked directly with Michael Reznick of F. W. Cook. F. W. Cook and Mr. Reznick reported directly to the Compensation Committee and all work conducted by F.W. Cook for the Company is on behalf, under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged F. W. Cook to provide both non-employee director and executive compensation analyses using peer group proxy data. F. W. Cook provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. For all of these services, the Company, on behalf of the Compensation Committee, paid F. W. Cook approximately $37,300 in 2012.

After examining whether there was a conflict of interest present between the Company and F. W. Cook, the Compensation Committee concluded that F. W. Cook had no conflicts of interest during 2012. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1. These factors are:

(i) The provision of other services to the Company by F. W. Cook;

(ii) The amount of fees that the Company paid to F. W. Cook as a percentage of the total revenue of F. W. Cook;

(iii) The policies and procedures of F. W. Cook that are designed to prevent conflicts of interest;

(iv) Any business or personal relationship of Mr. Reznick with a member of the Compensation Committee;

(v) Any stock of the Company owned by Mr. Reznick; and

(vi) Any business or personal relationship of Mr. Reznick or F. W. Cook with an executive officer of the Company.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements, all of our current Named Executive Officers continue to hold a majority of the options granted to them upon vesting.

Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction) and from pledging our stock as collateral for a loan (i.e., entering into a pledging transaction).

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The MeetMe, Inc. 2012 Omnibus Incentive Plan provides that a grant agreement may provide that, in the event of a restatement of the Company’s financial statements and the Compensation Committee determines, based on the results of the restatement, that a lesser amount or portion of an award granted under the 2012 Omnibus Incentive Plan should have been paid or vested, it may (i) cancel all or any portion of any outstanding awards and (ii) require the participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the award to forfeit and pay over to the Company all or any portion of the gain realized upon the exercise of any stock option or stock appreciation right and the value realized on the vesting or payment of any other award during the period beginning twelve months preceding the date of the restatement and ending with the date of cancellation of any outstanding awards.

Material Terms of Named Executive Officer Employment Agreements and Post Employment Compensation

We have employment agreements with all of our Named Executive Officers, which provide for special benefits upon certain types of employment termination events. We enter into employment agreements with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package.

John Abbott Employment Agreement

Effective as of October 25, 2007, we entered into an employment agreement with our former Chief Executive Officer, John Abbott. The employment agreement was amended, effective March 27, 2008 to incorporate certain provisions required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and to restate the terms in the event of a change of control of the Company, and again effective September 14, 2009, to increase Mr. Abbott’s base salary. Mr. Abbott resigned from the position of Chief Executive Officer of the Company, effective March 11, 2013, and as an executive officer of the Company, effective March 31, 2013. As a result of Mr. Abbott’s termination of employment, he in entitled to the severance payments described below as a result of a termination without “cause” or a termination for “good reason,” subject to a six-month payment delay, as required under Section 409A of the Internal Revenue Code.

Under the employment agreement, Mr. Abbott received an annual base salary of $250,000 per year, and he was eligible to receive an initial annual target bonus equal to 300% of his base salary to be paid in fully-vested shares of MeetMe’s common stock or options to purchase common stock. During the term of the employment agreement, Mr. Abbott was entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Abbott was entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off could be used in any calendar month.

The employment agreement provided that in the event that the Company terminated Mr. Abbott’s employment without “cause” (other than on account of death, disability or retirement) or Mr. Abbott terminated his employment for “good reason,” in either case, whether before or after a change of control, then, the Company was obligated to pay or provide Mr. Abbott (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Abbott’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (iv) 12 months of continued benefits for Mr. Abbott and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Abbott and his dependents); provided that such continued benefits would cease if Mr. Abbott became eligible for benefits with a subsequent employer, and (v) full vesting of awards under all other compensation plans and programs not previously paid. The employment agreement provides for a full tax gross-up payment by the Company in the event that any payments were subject to excise taxes under Section 4999 of the Internal Revenue Code on account of a change of control, and, effective March 27, 2008, the employment agreement was amended to provide for immediate vesting of stock options upon a change of control, whether or not Mr. Abbott’s employment was terminated.

If Mr. Abbott’s employment was terminated by the Company without cause or by Mr. Abbott for good reason, then Mr. Abbott would have been subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurred following a change of control, in which case, no such covenants would have applied to Mr. Abbott.

The employment agreement provided that in the event that Mr. Abbott’s employment was terminated on account of death, the Company was obligated to pay or provide Mr. Abbott’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Abbott’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (c) three months of continued benefits under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Abbott’s eligible dependents, and (d) full and immediate vesting of awards under all other compensation plans and programs not previously paid. If Mr. Abbott’s employment was terminated on account of Mr. Abbott’s disability, the Company was obligated to pay or provide Mr. Abbott with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (3) 12 months of continued benefits for Mr. Abbott and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Abbott and his dependents); provided that such continued benefits would cease if Mr. Abbott became eligible for benefits with a subsequent employer, and (4) full vesting of awards under all other compensation plans and programs not previously paid. Mr. Abbott would be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Abbott’s employment was terminated by the Company for cause or by Mr. Abbott without good reason, Mr. Abbott was only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provided Mr. Abbott with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provided such notice and enforced such covenants, Mr. Abbott would have been entitled to receive, in periodic installments, the amount equal to (x) Mr. Abbott’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Mr. Abbott under the terms of his amended employment agreement:

	Salary (1) ($)	Bonus (1) ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation (4) ($)	280G Gross- Up (5) ($)	Total ($)
Termination without cause	500,000	400,000	-	-	5,206	-	905,206
Termination for good reason	500,000	400,000	-	-	5,206	-	905,206
Termination by death	62,500	-	200,000	-	1,301	-	263,801
Termination by disability	-	-	-	-	5,206	-	5,206
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Change of control	500,000	400,000	-	-	5,206	377,477	1,282,683

(1) Represents lump sum amounts. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2) Represents lump sum amounts.

(3) Mr. Abbott’s unvested options as of December 31, 2012 were under water.

(4) Includes value of continued health benefits.

(5) Because Mr. Abbott’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code by $852,763, Mr. Abbott would have been entitled to a gross-up payment upon termination on December 31, 2012 due to a change in control.

Michael D. Matte’s Employment Agreement

Effective as of October 29, 2007, we entered into an employment agreement with our former Executive Vice President and Chief Financial Officer, Michael Matte. The employment agreement was amended, effective March 27, 2008 to incorporate certain provisions required under Section 409A of the Internal Revenue Code and to restate the terms in the event of a change of control of the Company, and again effective September 14, 2009, to increase Mr. Matte’s base salary. In addition, in an amendment to the employment agreement effective February 12, 2013, Mr. Matte is entitled to exercise his stock options for a period of four years in the event of a termination without cause or for good reason. Mr. Matte resigned from the Company, effective March 31, 2013. As a result of Mr. Matte’s termination of employment, he is entitled to the severance payments described below as a result of a termination without “cause” or a termination for “good reason,” subject to a six-month payment delay, as required under Section 409A of the Internal Revenue Code.

Under the employment agreement, Mr. Matte received an annual base salary of $250,000 per year, and he was eligible to receive an initial annual target bonus equal to 300% of his base salary to be paid cash. During the term of the employment agreement, Mr. Matte was entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Matte was entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off could be used in any calendar month.

The employment agreement provided that in the event that the Company terminated Mr. Matte’s employment without “cause” (other than on account of death, disability or retirement) or Mr. Matte terminated his employment for “good reason,” in either case, whether before or after a change of control, then, the Company was obligated to pay or provide Mr. Matte (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Matte’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for four years following termination, (iv) 12 months of continued benefits for Mr. Matte and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Matte and his dependents); provided that such continued benefits would cease if Mr. Matte became eligible for benefits with a subsequent employer, and (v) full vesting of awards under all other compensation plans and programs not previously paid. The employment agreement provides for a full tax gross-up payment by the Company in the event that any payments were subject to excise taxes under Section 4999 of the Internal Revenue Code on account of a change of control, and, effective March 27, 2008, the employment agreement was amended to provide for immediate vesting of stock options following a change of control, whether or not Mr. Matte’s employment was terminated.

If Mr. Matte’s employment was terminated by the Company without cause or by Mr. Matte for good reason, then Mr. Matte would have been subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurred following a change of control, in which case, no such covenants would have applied to Mr. Matte.

The employment agreement provided that in the event that Mr. Matte’s employment was terminated on account of death, the Company was obligated to pay or provide Mr. Matte’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Matte’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (c) three months of continued benefits under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Matte’s eligible dependents, and (d) full and immediate vesting of awards under all other compensation plans and programs not previously paid. If Mr. Matte’s employment was terminated on account of Mr. Matte’s disability, the Company was obligated to pay or provide Mr. Matte with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (3) 12 months of continued benefits for Mr. Matte and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Matte and his dependents); provided that such continued benefits would cease if Mr. Matte became eligible for benefits with a subsequent employer, and (4) full vesting of awards under all other compensation plans and programs not previously paid. Mr. Matte would be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Matte’s employment was terminated by the Company for cause or by Mr. Matte without good reason, Mr. Matte was only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provided Mr. Matte with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provided such notice and enforced such covenants, Mr. Matte would have been entitled to receive, in periodic installments, the amount equal to (x) Mr. Matte’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Mr. Matte under the terms of his amended employment agreement:

	Salary (1) ($)	Bonus (1) ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation (4) ($)	280G Gross- Up (5) ($)	Total ($)
Termination without cause	500,000	400,000	-	-	10,214	-	910,214
Termination for good reason	500,000	400,000	-	-	10,214	-	910,214
Termination by death	62,500	-	200,000	-	2,553	-	265,053
Termination by disability	-	-	-	-	10,214	-	10,214
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-	-
Change of control	500,000	400,000	-	-	10,214	318,532	1,228,746

(1) Represents lump sum amounts. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2) Represents a lump sum amount.

(3) Mr. Matte’s unvested options as of December 31, 2012 were under water.

(4) Includes value of continued health benefits.

(5) Because Mr. Matte’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code by $719,598, Mr. Matte would have been entitled to a gross-up payment upon termination on December 31, 2012 due to a change in control.

Geoffrey Cook’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our Chief Operating Officer and President of the Consumer Internet Division, Geoffrey Cook. Mr. Cook was promoted to Chief Executive Officer of the Company, effective March 11, 2013.

Under the employment agreement, Mr. Cook receives an annual base salary of $250,000 per year. In accordance with Mr. Cook’s employment agreement, he received an option to purchase 450,000 shares of common stock, which vests and becomes exercisable as to one-third of the shares subject to the stock option on November 10 of each of 2012, 2013 and 2014. Mr. Cook is entitled to receive an annual target bonus equal to no less than 85% of the average of our Chief Executive Officer and Chief Financial Officer’s respective bonuses under the Management Bonus Program for the applicable year, to be paid in the equivalent value of fully-vested shares of MeetMe common stock or options to purchase shares of our common stock, provided that if and to the extent that the Chief Executive Officer’s or Chief Financial Officer’s bonuses are paid in cash, then Mr. Cook’s bonus would also be paid in cash. During the term of the employment agreement, Mr. Cook is entitled to participate in all health, life, disability, insurance and other benefit programs that the Company may offer to other key executives of the Company from time to time. Mr. Cook is entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

The employment agreement provides that in the event that the Company terminates Mr. Cook’s employment without “cause” (other than on account of death, disability or retirement) or Mr. Cook terminates his employment for “good reason,” in either case, whether before or after a change of control, then, the Company is obligated to pay or provide Mr. Cook (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Cook’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (iv) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Cook and his dependents), provided that such continued benefits will cease if Mr. Cook becomes eligible for benefits with a subsequent employer, and (v) full vesting of awards under all other compensation plans and programs not previously paid. The employment agreement provides for a full tax gross-up payment by the Company in the event that any payments were subject to excise taxes under Section 4999 of the Internal Revenue Code on account of a change of control.

If Mr. Cook’s employment is terminated by the Company without cause or by Mr. Cook for good reason, then Mr. Cook will be subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurs following a change of control, in which case, no such covenants will to Mr. Cook.

The employment agreement provides that in the event that Mr. Cook’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Cook’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Cook’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (d) three months of continued benefits under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Cook’s eligible dependents, and (e) full and immediate vesting of awards under all other compensation plans and programs not previously paid. If Mr. Cook’s employment is terminated on account of Mr. Cook’s disability, the Company is obligated to pay or provide Mr. Cook with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of any outstanding stock options, which options shall remain exercisable for two years following termination, (3) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment, and (4) full vesting of awards under all other compensation plans and programs not previously paid. Mr. Cook will be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Cook’s employment is terminated by the Company for cause or by Mr. Cook without good reason, Mr. Cook is only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provides Mr. Cook with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Cook will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Cook’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2012 for Mr. Cook under the terms of his amended employment agreement:

	Salary (1) ($)	Bonus (1) ($)	Prorated Bonus (2) ($)	Accelerated Equity (3) ($)	All Other Compensation (4) ($)	280G Gross-Up (5) ($)	Total ($)
Termination without cause	500,000	400,000	-	-	11,714	-	911,714
Termination for good reason	500,000	400,000	-	-	11,714	-	911,714
Termination by death	62,500	-	200,000	-	2,928	-	265,428
Termination by disability	-	-	-	-	11,714	-	11,714
Termination for cause	-	-	-	-	-	-	-
Termination without good reason	-	-	-	-	-	-
Change of control	500,000	400,000	-	-	11,714	478,669	911,714

(1) Represents lump sum amounts. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason.

(2) Represents a lump sum amount.

(3) Mr. Cook’s unvested options as of December 31, 2012 were under water.

(4) Includes value of continued health benefits

(5) Because Mr. Cook’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code by $842,646, Mr. Cook would have been entitled to a gross-up payment upon termination on December 31, 2012 due to a change in control.

William Alena’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our Chief Revenue Officer, William Alena. The employment agreement has a one year term that automatically renews unless either party terminates the agreement upon 30 days’ notice.

Under the employment agreement, Mr. Alena receives an annual base salary of $208,000 per year, in addition to participating in a commission plan. Pursuant to the employment agreement, Mr Alena was awarded a stock option to purchase 130,000 shares of MeetMe common stock. The option vests and becomes exercisable as to one-third of the shares on the first anniversary of the employment agreement effective date and then monthly thereafter for the next two years. In accordance with Mr. Alena’s employment agreement, Mr. Alena is entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Alena is entitled to three weeks of paid time off per calendar year (excluding holidays), provided that no more than two weeks of paid time off could be used in any calendar month.

The employment agreement provides that in the event that the Company terminated Mr. Alena’s employment without “cause” or Mr. Alena terminated his employment for “good reason,” in each case, on or prior to July 19, 2012, then, the Company was obligated to pay or provide Mr. Alena a payment equal to two months of his then-effective base salary. Upon a change of control of the Company, all of Mr. Alena’s outstanding stock options will immediately vest and become exercisable, and upon termination of Mr. Alena’s employment following the change of control, all vested and exercisable stock options will remain exercisable for six months following termination of employment. Mr. Alena will not be subject to the non-competition and non-solicitation of employees or customers covenants upon a termination of employment following a change of control.

The employment agreement provides that in the event that Mr. Alena’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Alena’s estate all base salary that has accrued but not yet been paid as of the date of termination, as well as a pro rata portion of Mr. Alena’s target bonus under the Company’s Management Bonus Program through the month in which his death occurs. If Mr. Alena’s employment was terminated on account of Mr. Alena’s disability, the Company is obligated to pay or provide Mr. Alena with base salary earned but not yet paid, and Mr. Alena would be subject to the Company’s non-solicitation of employees and customers covenants under the employment agreement for 12 months following termination on account of disability.

If Mr. Alena’s employment is terminated by the Company for cause or by Mr. Alena without good reason, Mr. Alena is only entitled to a lump sum of all compensation payable for services rendered to the Company, including earned vacation time, unless the Company provides Mr. Alena with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Alena will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Alena’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

Assuming that the Company does not pay severance to enforce the restrictive covenants on a termination for cause or without good reason, Mr. Alena would not have been entitled to any cash severance upon any termination or employment or a change of control. Mr. Alena’s unvested options as of December 31, 2012 were under water.

Frederic Beckley’s Employment Agreement

Effective as of November 18, 2011, we entered into an employment agreement with our General Counsel and Executive Vice President of Business Affairs, Frederic Beckley.

Under the employment agreement, Mr. Beckley receives an annual base salary of $235,000 per year, which was increased to $249,688 on May 1, 2012. In accordance with Mr. Beckley’s employment agreement, he is entitled to receive an annual target bonus not to exceed 30% of his base salary to be paid in cash, with such bonus being based 50% on individual goals and 50% on the Company profitability metrics. Pursuant to the employment agreement, Mr. Beckley was awarded a stock option to purchase 130,000 shares of MeetMe common stock. The option vests and becomes exercisable as to one-third of the shares on the first anniversary of the employment agreement effective date and then monthly thereafter for the next two years. In accordance with Mr. Beckley’s employment agreement, Mr. Beckley is entitled to participate in all health, life, disability, other insurance and benefit programs that the Company may have offered to other key executives of the Company from time to time. Mr. Beckley is entitled to three weeks of paid time off per calendar year (excluding holidays), provided that no more than two weeks of paid time off could be used in any calendar month.

The employment agreement provides that in the event that the Company terminated Mr. Beckley’s employment without “cause” or Mr. Beckley terminated his employment for “good reason,” in each case, on or prior to November 18, 2012, then, the Company was obligated to pay or provide Mr. Beckley a payment equal to two months of his then-effective base salary. Upon a change of control of the Company, all of Mr. Beckley’s outstanding stock options will immediately vest and become exercisable, and upon termination of Mr. Beckley’s employment following the change of control, all vested and exercisable stock options will remain exercisable for six months following termination of employment. Mr. Beckley will not be subject to the non-competition and non-solicitation of employees or customers covenants upon a termination of employment following a change of control.

The employment agreement provides that in the event that Mr. Beckley’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Beckley’s estate all base salary that has accrued but not yet been paid as of the date of termination, as well as a pro rata portion of Mr. Beckley’s target bonus under the Company’s Management Bonus Program through the month in which his death occurs. If Mr. Beckley’s employment is terminated on account of Mr. Beckley’s disability, the Company is obligated to pay or provide Mr. Beckley with base salary earned but not yet paid, and Mr. Beckley would be subject to the Company’s non-solicitation of employees and customers covenants under the employment agreement for 12 months following termination on account of disability.

If Mr. Beckley’s employment is terminated by the Company for cause or by Mr. Beckley without good reason, Mr. Beckley is only entitled to a lump sum of all compensation payable for services rendered to the Company, including earned vacation time, unless the Company provides Mr. Beckley with notice that it will enforce the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Beckley will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Beckley’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforced the covenants, divided by (z) 12.

Assuming that the Company does not pay severance to enforce the restrictive covenants on a termination for cause or without good reason, Mr. Beckley would not have been entitled to any cash severance upon any termination or employment or a change of control. Mr. Beckley’s unvested options as of December 31, 2012 were under water.

For purposes of the employment agreements for Messrs. Abbott, Matte and Cook “cause” generally means the executive’s (i) willful misconduct or gross negligence that isn’t cured within 60 days following notice, (ii) conviction of a felony involving moral turpitude, or (iii) material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means the Company (a) materially breaches the employment agreement, (b) fails to pay the executive his base salary or bonus due for more than 10 days, (c) requires the executive to work in a non-management or non-supervisory role, (d) decreases the executive’s base salary or percentage of bonus opportunity, (e) materially reduces the executive’s welfare benefits, other than an across the board reduction, or (f) requires the executive, without his consent, to relocate his office more than 75 miles from the current location.

For purposes of the employment agreements for Messrs. Alena and Beckley, “cause” generally means the executive’s (i) willful misconduct or gross negligence that is materially harmful to the Company or repeated despite notice, (ii) conviction of a felony involving moral turpitude, or (iii) material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means the Company (a) materially breaches the employment agreement, (b) fails to pay the executive his base salary or bonus due for more than 10 days, (c) materially diminishes the executives duties, (d) decreases the executive’s compensation, or (e) materially reduces the executive’s welfare benefits, other than an across the board reduction.

Tax Considerations

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Malcolm Jozoff

Ernesto Cruz

Spencer Rhodes

Members of the Compensation Committee

November 22, 2013

COMPENSATION TABLES

The following tables reflect the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and who we refer to as our “Named Executive Officers” for 2012, 2011 and 2010.

2012 Summary Compensation Table

Name and						Option		Non-Equity
Principal Position	Year	Salary		Bonus		Awards		Incentive Plan Compensation		Total
(a)	(b)	($)(c)		($)(d)		($)(f)(1)		($)(g)		($)(j)
John Abbott	2012	250,000	(2)	29,957	(3)	-		186,043	(4)	466,000
Chief Executive Officer	2011	62,500	(2)	200,000	(3)	477,233	(5)			739,733
	2010	250,000	(6)	-		353,347	(7)			353,347

Michael Matte	2012	250,000	(2)	$1,662	(3)			198,338	(4)	450,000
Chief Financial Officer	2011	175,000	(2)	200,000	(3)	477,233	(4)			852,233
	2010	250,000	(8)	-		377,233	(9)			627,233

Geoffrey Cook	2012	250,000	(2)	$29,252	(3)	-		173,748	(4)	453,000
Chief Operating Officer	2011	38,462	(10)	-		1,345,311	(11)			1,383,773
	2010	-		-		-				-

William Alena	2012	208,000	(2)	-		154,800	(12)	311,809	(13)	674,609
Chief Revenue Officer	2011	32,000	(10)	-		388,645	(14)	49,733	(13)	470,378
	2010	-		-		-				-

Frederic Beckley	2012	244,180	(2)	$74,906	(15)	460,300	(16)			779,386
General Counsel and Executive Vice President Business Affairs	2011	22,596	(10)	-		-				22,596
	2010	-		-		-				-

———————
(1)

The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent awards that were paid in options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers. Certain information for 2010 in the column will not reconcile to the 2010 Summary Compensation Table as a result of inadvertently including the value of the options in lieu of salary in both the "salary and the "Option Award" columns. The stock options were granted under the Company’s Amended and Restated 2006 Stock Incentive Plan.

(2)	Represents cash compensation for salary.
(3)	Represents discretionary cash bonuses earned in 2011 and 2012.
(4)	Represents bonus amounts earned for services performed in 2012, pursuant to the Bonus Plan, as described under “Performance-Based Bonuses” and in the “Grant of Plan-Based Awards” table.
(5)	Represents 200,000 10-year options exercisable at $3.27 per share. The options vest in equal increments on October 10, 2012, 2013, and 2014.
(6)

In lieu of his $250,000 salary for the period from October 2010 to October 2011, Mr. Abbott elected to receive 89,928 10-year stock options. These options vest monthly through November 2011 and are exercisable at $4.95 per share.

(7)

Includes 90,000 10-year stock options exercisable at $4.95 per share which vest in equal increments on January 1, 2011, 2012, and 2013. Also included is the incremental additional value of the options granted in lieu of salary described in Note 5.

(8)

Includes (i) $150,000 cash compensation and (ii) 35,971 10-year stock options issued to Mr. Matte in lieu of $100,000 of his salary for the period from October 2010 through October 2011. These options vest monthly through November 2011 and are exercisable at $4.95 per share.

(9)

Includes 90,000 10-year stock options exercisable at $4.95 per share which vest in equal increments on January 1, 2011, 2012, and 2013. Also included is the incremental additional value of the options granted in lieu of salary described in Note 7.

(10)	Represents cash compensation for salary paid by Insider Guides, Inc. a wholly owned subsidiary of MeetMe, Inc. for the period November 11, 2011, the acquisition date, to December 31, 2011.
(11)

Includes 450,000 10-year stock options exercisable at $4.24 per share which vest in equal increments on November 10, 2012, 2013 and 2014. These options were granted in connection with the myYearbook merger.

(12)	Includes 60,000 10-year stock options exercisable at $3.65 per share which vest in equal increments on May 16, 2013, 2014, and 2015.
(13)	Represents commission earned in 2011 and 2012, pursuant to the 2011 and 2012 commission plans, respectively.
(14)

Includes 130,000 10-year stock options exercisable at $4.24 per share which vest in equal increments on November 10, 2012, 2013 and 2014. These options were granted in connection with the myYearbook merger.

(15)	Represents an accrued discretionary bonus paid in March 2013 for fiscal year 2012.
(16)

Includes 130,000 10-year stock options exercisable at $3.32 per share which vest in one-third on November 28, 2012, and the balance vests over a two-year period in equal monthly increments with the first vesting date being December 28, 2012. Also includes 60,000 10-year stock options exercisable at $3.65 per share which vest in equal increments on May 16, 2013, 2014, and 2015.

GRANTS OF PLAN-BASED AWARDS – 2012

The following table provides details regarding plan-based awards granted to our Named Executive Officers in 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name (a)	Grant Date (b)	Threshold ($)(f)(1)	Target ($)(g)(1)	Maximum ($)(h)(1)	of Stock or Units (#)(i)	Underlying Options (#)(j)(2)	Option Awards ($/Sh)(k)	Stock and Option Awards (l)(3)
John Abbott	9/19/2012	42,500	170,000	183,900

Michael Matte	9/19/2012	42,500	170,000	184,300

Geoffrey Cook	9/19/2012	42,500	170,000	183,500

William Alena	5/16/2012			360,000		60,000	3.65	154,800

Frederic Beckley	1/1/2012					130,000	3.32	305,500
	5/16/2012					60,000	3.65	154,800

(1)

These amounts for Messrs. Abbott, Matte and Cook represent target cash-based bonus awards made to the Named Executive Officers on September 19, 2012 under the Bonus Plan in the amount of $170,000 each. Each bonus award was subject to threshold, target and maximum performance percentages if certain Revenue and Adjusted EBITDA goals were met, as described in more detail in the discussion under “Performance-Based Bonuses” above. The amounts in the threshold column (f) represent 25% achievement of the applicable performance goals. The amounts in the target column (g) represent 100% achievement of the applicable performance goals and the amounts in column (h) represent 107% achievement of the applicable performance goals. To the extent earned, the bonuses under the Bonus Plan are reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table. The amount for Mr. Alena represents the maximum commission Mr. Alena could have earned in 2012. Mr. Alena did not have a target commission in 2012. Because Mr. Alena was employed with the Company for only a couple of months in 2011, any commission paid by the Company for 2011 does not adequately represent a representative commission target for 2012.

(2)

The stock options granted were granted to Messrs. Alena and Beckley on May 16, 2012 vest in equal increments on May 16, 2013, 2014, and 2015. The stock option granted to Mr. Beckley on January 1, 2012 will vest in one-third on November 28, 2012, and the balance vests over a two-year period in equal monthly increments with the first vesting date being December 28, 2012. The stock options were granted under the Company’s Amended and Restated 2006 Stock Incentive Plan.

(3)

The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent awards that were paid in options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

Outstanding Equity Awards at 2012 Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each Named Executive Officer as of December 31, 2012, all of which were granted under the Company’s Amended and Restated 2006 Stock Incentive Plan:

Name (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)		No. of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)

John Abbott	1,897,492		-		1.00	10/25/2017
	262,500		-		1.00	7/22/2018
	54,237		-		1.00	10/15/2018
	54,237	(1)	-		1.00	10/15/2018
	316,456		-		1.34	10/31/2019
	90,000	(2)	-		4.95	9/26/2020
	89,928	(1), (3)	-		4.95	9/26/2020
	66,667		133,333	(4)	3.27	10/10/2021

Michael Matte	1,475,827		-		1.00	10/29/2017
	232,500		-		1.00	7/22/2018
	50,847		-		1.00	10/15/2018
	67,797	(1)	-		1.00	10/15/2018
	126,582	(2)	-		1.34	10/31/2019
	90,000	(1)	-		4.95	9/26/2020
	35,971	(1)	-		4.95	9/26/2020
	66,667		133,333	(4)	3.27	10/10/2021

Geoffrey Cook	150,000		300,000	(5)	4.24	11/10/2021

William Alena	43,333		86,667	(5)	4.24	11/10/2021
	-		60,000	(6)	3.65	5/16/2022

Frederic Beckley	54,167		75,833	(7)	3.32	1/1/2022
	-		60,000	(6)	3.65	5/16/2022

———————

(1)	The options were granted in lieu of cash compensation.
(2)	The options vested fully on January 1, 2013.
(3)	The options vested fully on January 11, 2012.
(4)	The options vest in equal increments on October 10, 2012, October 10, 2013 and October 10, 2014.
(5)	The options vest in equal increments on November 10, 2012, November 10, 2013 and November 10, 2014.
(6)	The options vest in equal increments on May 16, 2013, May 16, 2014 and May 16, 2015.
(7)	The options vest in one-third on November 28, 2012, and the balance vests over a two-year period in equal monthly increments with the first vesting date being December 28, 2012.

Option Exercises and Stock Vested — 2012

None of our Named Executive Officers exercised any stock options or had any restricted stock or restricted stock units vest in 2012.

Pension Benefits - 2012

The Company does not provide pension benefits.

Nonqualified Deferred Compensation - 2012

The Company does not have nonqualified deferred compensation plans in which our Named Executive Officers participate.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the last completed fiscal year are Malcolm Jozoff, Lars Batista and Richard Lewis. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. On March 2, 2011, we acquired a Brazilian social gaming company, XtFt Games S/S Ltda (now Quepasa Games), which we refer to as “XtFt.” In connection with the XtFt acquisition, Mr. Batista, a then recently appointed director of MeetMe, was a large shareholder of XtFt and received 132,516 shares of MeetMe’s common stock under the XtFt Stock Purchase Agreement. Mr. Batista was not a director when the Agreement was signed on January 28, 2011 nor did the Agreement give XtFt any right to appoint a director. Additionally, a corporation controlled by Mr. Batista’s brother received a $300,000 brokerage fee in connection with the acquisition.

Related Person Transactions

We have engaged in certain transactions in which some of our directors, executive officers and 5% stockholders had a direct or indirect material interest, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years (not including employment agreements with our management). These transactions are described below. On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between MeetMe and a “Related Party.”  Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, MeetMe must include disclosure of such transactions in its applicable filings made with the SEC.

Mr. Jeffrey Valdez resigned as Chairman of the Board in February 2009. MeetMe agreed to allow 140,000 unvested options to vest over a 12-month period, subject to Mr. Valdez remaining as a director on each applicable vesting date. On June 4, 2010, Mr. Valdez resigned as a director of Quepasa.  Mr. Valdez resigned following a disagreement he had with Quepasa with respect to his rights to Quepasa’s Papacito application.  As a result of this claim, we filed suit seeking a declaratory judgment that we own all rights to the trademark, Papacito.  The Company denies these allegations and maintains that the plaintiff did not create any original intellectual property and that the Company is not otherwise using any intellectual property created by the plaintiff. The Court has granted the Company’s motion to dismiss Valdez’s claim that the Company fraudulently induced him to enter into the Consulting Agreement. The Court also dismissed the claim against Mr. Abbott. On June 25, 2012, the Company entered into a settlement agreement and made a $150,000 payment to the plaintiff for release of all claims and charged this expense to general and administrative expenses. Accordingly, the United States District Court in the Central District of California issued an Order to Dismiss with Prejudice on July 2, 2012.

During 2012, John Abbott, the Company's then current Chief Executive Officer and Chariman of the Board, served as a financial advisor to AHMSA. In connection with providing these services, AHMSA paid Mr. Abbott $30,000 per month.

On March 23, 2012, MeetMe started performing services relating to its Social Theater product under an oral arrangement with MATT, Inc., and on March 24, 2012, the parties entered into a written agreement regarding the same.  MeetMe had provided approximately $6,000,000 of services under the agreement. On March 5, 2013, the Company, AHMSA and MATT entered into an agreement to offset the Company’s $5,000,000 Subordinated Promissory Note dated January 25, 2008 (the “Note”) with approximately $6 million of accounts receivable that MATT and AHMSA owed to the Company (the “Receivable”). As of March 5, 2013, $6,254,178 in principal and accrued interest was outstanding under the Note, and the Receivable had a balance of $6,025,828 plus interest of $222,446 from the agreement. MATT exercised warrants dated October 17, 2006 at an exercise price of $2.75 per share (the “MATT Warrants”) to purchase 2,147 shares of common stock using the amount by which the outstanding principal and accrued interest under the Note exceeded the amount of the Receivable. As a result of these transactions, both the Note and the Receivable have been deemed fully satisfied. In connection therewith, MATT has agreed to exercise or forfeit the MATT Warrants with an aggregate exercise price of $2,000,000 over an eleven-month period beginning in March 2013. The Receivable represented approximately 38.2% of our accounts receivable and approximately 50% of our working capital as of December 31, 2012.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our Named Executive Officers (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2012, we made significant forward strides toward achieving our strategic growth targets and improved our overall financial stability. Specifically, we saw a significant increase in revenue, ended 2012 with a considerable cash balance, and made progress toward our product development goals culminating with the rebranding of our core products. Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2012 in determining Named Executive Officer compensation for 2012, as well as each Named Executive Officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

As described in detail under our Compensation Discussion and Analysis on pages 17 through 29 of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of increasing revenue and EBITDA as well as rebranding and internationalizing of our core products. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, reward sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Proposal 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year. While the Company’s executive compensation program is designed to promote a long-term connection between pay and performance and incentivize performance over a multi-year period, our Board currently believes that holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate feedback on the compensation paid to our Named Executive Officers. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes. An annual vote gives stockholders the opportunity to react promptly to emerging trends in compensation and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders. Our Board believes that an annual advisory vote would enable our stockholders to provide the Company with input regarding the compensation of our Named Executive Officers on a timely basis.

The Board unanimously recommends that stockholders vote on Proposal 4 to hold say-on-pay votes ANNUALLY.

PROPOSAL 4.  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013

Our Board has appointed McGladrey LLP (“McGladrey”) to serve as our independent registered public accounting firm for the year ending December 31, 2013. Selection of MeetMe’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of MeetMe for ratification. However, MeetMe is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of MeetMe and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of McGladrey is not expected to be present at the Annual Meeting, but if present, will respond to appropriate questions.

The Board recommends that stockholders vote “For” the proposal to ratify our Independent Registered Public Accounting Firm for the year ending December 31, 2013.

The Audit Committee, which currently consists of Ernesto Cruz (Chairman), Jean Clifton and Spencer Rhodes, reviews MeetMe’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and McGladrey. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and McGladrey. The Audit Committee reviewed with McGladrey its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

●	reviewed the audited financial statements with management;

●

met privately with the independent registered public accounting firm and discussed matters required by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, which we refer to as the “PCAOB”;

●

received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with MeetMe, Inc.; and

●

in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 that MeetMe filed with the SEC on March 14, 2013.

This report is submitted by the Audit Committee.

Ernesto Cruz, CPA, Chairman

Jean Clifton

Spencer Rhodes

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that MeetMe files with the SEC.

It is not the duty of the Audit Committee to determine that MeetMe’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and MeetMe’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of MeetMe’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis.  In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

All of the services provided and fees charged by Salberg, were approved by our Audit Committee.  The following table shows the fees paid to Salberg, our independent public accounting firm for the fiscal years ended December 31, 2012 and 2011.

	2012 ($)	2011 ($)
Audit Fees (1)	164,124	123,908
Audit Related Fees (2)	4,335	31,911
Tax Fees (3)	16,793	600
All Other Fees (4)	30,359	37,490

———————

(1)	Audit fees – these fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.

(2)	Audit related fees – these fees relate primarily to the auditors’ review of our registration statements and audit related consulting.

(3)	Tax fees – these fees relate to the preparation of MeetMe’s federal, state, city and franchise tax returns by tax consultant.

(4)

All other fees for 2011 include valuation services in an amount of $32,100 and fees for internal controls testing in an amount of $5,390 provided by other consultants. All other fees for 2012 include $12,888 in valuation services and fees for internal controls testing of $17,471 provided by other consultants.

OTHER MATTERS

MeetMe has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, MeetMe will cancel your previously submitted proxy.

By the Order of the Board of Directors

/s/ JOHN ABBOTT
John Abbott
Chairman

November 22, 2013

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 John Abbott 02 Alonso Ancira 03 Lars Batista 04 Jean Clifton 05 Geoffrey Cook
06 Ernesto Cruz 07 Malcolm Jozoff 08 Spencer Rhodes

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
3	To approve, on an advisory basis, an ANNUAL advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: This proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting.

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0000188302_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

MEETME, INC.
Annual Meeting of Stockholders
December 20, 2013 10:00 AM Philadelphia time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Geoffrey Cook and David Clark, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of MeetMe, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 a.m., Philadelphia time on December 20, 2013, at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4. If any other business is properly presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side

0000188302_2 R1.0.0.51160